For Immediate Release
Feb. 29, 2012

PNM Resources Board Names Retired Utility Executive as New Director

(ALBUQUERQUE, N.M.) - The Board of Directors of PNM Resources (NYSE: PNM) has elected a long-time utility executive as its newest member.

Alan J. Fohrer, who retired as chairman and CEO of Southern California Edison in December 2010, will fill the company's tenth board position.

“Al has extensive knowledge and management experience in every aspect of the utility business,” said Vincent-Collawn. “As CEO, he helped lead SCE back to financial health through a regulatory strategy that resulted in the establishment of a credible framework for energy markets. We are extremely fortunate to have added a board member of his caliber.”

Forher served for 37 years at SCE. He was elected CEO in January 2002 and chairman in June 2007. He currently resides in Arcadia, Calif., and will serve on the PNM Resources board's Audit and Ethics Committee, and the Compensation and Human Resources Committee.

He began his career at SCE in 1973 in the company's civil engineering department and later held numerous positions in treasury department before becoming SCE's vice president, treasurer and CFO in 1991. Two years later he was promoted to executive vice president, treasurer and CFO of both SCE and Edison International.

Background:
PNM Resources (NYSE: PNM) is an energy holding company based in Albuquerque, N.M., with 2012 consolidated operating revenues of $1.3 billion. Through its regulated utilities, PNM and TNMP, PNM Resources has approximately 2,530 megawatts of generation capacity and serves electricity to more than 730,000 homes and businesses in New Mexico and Texas. For more information, visit the company's Web site at www.PNMResources.com.

CONTACTS:
Analysts                        Media
Lisa Eden                        Frederick Bermudez
(505) 241-2691                    (505) 241-4831
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